Schedule III

Amendment
Dated as of June 24, 2014
to the
Fourth Amended and Restated Service Agreement
Between
Rydex Series Funds
and
Rydex Fund Services, LLC (formerly Rydex Fund Services, Inc.)
Dated September 25, 1996
as amended and restated
November 15, 2009, August 29, 2005,
August 28, 2006 and February 12, 2010

Schedule III

Amendment Dated as of June 24, 2014 to the
FOURTH AMENDED AND RESTATED SERVICE AGREEMENT
Dated September 25, 1996, as amended and restated
November 15, 2004, August 29, 2005, August 28, 2006 and February 12, 2010
Between
RYDEX SERIES FUNDS
and
RYDEX FUND SERVICES, LLC

The following amendment is made to the Fourth Amended and Restated Service Agreement between Rydex Series Funds (the “Trust”) and Rydex Fund Services, LLC (successor of Rydex Fund Services, Inc.) (the “Servicer”), dated February 12, 2010, as amended (the “Agreement”), and is hereby incorporated into and made a part of the Agreement:

Effective immediately, Schedule III of the Agreement is hereby deleted in its entirety and replaced with the attached new Schedule III.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf through their duly authorized officers as of the 24th day of June, 2014.

RYDEX SERIES FUNDS                RYDEX FUND SERVICES, LLC

By: /s/ Amy J. Lee                    By: /s/ Amy J. Lee
Amy J. Lee, Secretary and Vice President`    Amy J. Lee, Secretary

Schedule III

Transfer Agent and Registrar Services

The Servicer agrees to provide the Trust with all required transfer agent and registrar services, including, without limitation, the following:

1.	Maintaining all shareholder accounts, including processing of new accounts.

2.	Posting address changes and other file maintenance for shareholder accounts.

3.	Posting all transactions to the shareholder file, including:

a.	Direct purchases

b.	Wire Order purchases

c.	Direct redemptions

d.	Wire order redemptions

e.	Draft redemptions

f.	Direct exchanges

g.	Transfers

4.	Quality control reviewing of transactions before the mailing of confirmations, checks, and/or certificates to shareholders.

5.	Issuing all checks and shipping and replacing lost checks.

6.	Mailing confirmations, checks, and/or certificates resulting from transaction requests of shareholders.

7.	Performing other mailings, including:

a.	Semi-annual and annual reports

b.	I.R.S. Form 1099/year-end shareholder reporting

c.	Systematic withdrawal plan payments

d.	Daily confirmations

8.	Answering all service-related telephone inquiries from shareholders, including:

a.	General and policy inquiries (research and resolve problems)

b.	Trust yield inquiries

c.	Taking shareholder processing requests and account maintenance changes by telephone

d.	Submitting pending requests to correspondence

e.	Developing reports on telephone activity

9.
Monitor trading activity by shareholders in order to detect market timing and late trading and seek to assure enforcement of Fund policies with respect to market timing and late trading. Request information pursuant to the Funds’ Rule 22c-2 agreements as necessary to monitor shareholder trading and identify shareholders in omnibus accounts engaged in frequent trading that is inconsistent with the Fund’s market timing policies. Administer the Funds’ Rule 22-2 agreements.